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                                                                     Exhibit 3.8


                                                       ENDORSED
                                                         FILED
                                         in the office of the Secretary of State
                                               of the State of California

                                                      JUL 1 1986

                                           MARCH FONG EU, Secretary of State


                          CERTIFICATE OF AMENDMENT OF
                           ARTICLES OF INCORPORATION

          MARK HUGHES, hereby certifies that:

          1. He is the President and the Secretary of HERBALIFE PRODUCTS, INC., a California corporation.

          2. Article ONE of the Articles of Incorporation of this corporation is amended to read as follows:

          "The name of this corporation is HERBALIFE INTERNATIONAL, INC."

          3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

          4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,000,000. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

          I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.


DATED: June 30, 1986                    /s/ Mark Hughes
                                        --------------------------------------
                                        Mark Hughes,
                                        President and Secretary